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                                                                   EXHIBIT 23.13

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre Effective Amendment No. 1 to Registration Statement Nos. 333-46353 and 333-46353-01 on Form S-3 of Patriot American Hospitality, Inc. and Wyndham International, Inc. (formerly known as Patriot American Hospitality Operating Company) of our report dated September 30, 1997 (relating to the financial statements of Partnerships of Acquired Hotels as of December 31,1996 and 1995 and for each of the two years in the period ended December 31,1996) appearing in the report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Pre Effective Amendment No. 1 to the Registration Statement.


/s/ DELOITTE & TOUCHE LLP
    Houston, Texas

    April 16, 1998